Contact:
Crocker Coulson, President	Feng Wang, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-82861788
crocker.coulson@ccgir.com	ir@zhongpin.com
www.ccgirasia.com	www.zpfood.com

For Immediate Release

Zhongpin Inc. Announces First Quarter 2009 Results

  •     Record first quarter revenues climb 41.5% year-over-year to $153.8 million
  •     First quarter net income rose 33.7% year-over-year to $9.7 million
  •     Affirms guidance for full year 2009

Changge City, Henan Province, China – May 11, 2009 –Zhongpin Inc. (NASDAQ: HOGS) (“Zhongpin or “the Company”), a leading meat and food processing company in the People’s Republic of China (“PRC”), today reported financial results for the first quarter ended March 31, 2009.

Q1 2009 Highlights
•	Revenues grew 41.5% year-over-year to $153.8 million
•	Gross profit increased 34.9% to $ 19.1 million with gross margin of 12.4%.
•	Net income increased 33.7% year-over-year to $9.7 million, or $0.33 per diluted share
•	Added 36 new retail outlets, bringing the total number of retail outlets to 3,097
•	Commenced operations at new chilled and frozen pork facility in Yongcheng City with an annual production capacity of 80,000 metric tons

“We are very pleased to begin 2009 with solid financial results. Historically, consumers increase their consumption of pork products during the Chinese New Year holidays resulting in a strong seasonal demand for pork in the first quarter. Our ability to quickly ramp up capacity utilization at our newly added facilities enabled us to achieve double-digit growth in revenue and improved profitability, both on a year-over-year and sequential basis,” commented Mr. Xianfu Zhu, CEO of Zhongpin. “Since the second half of 2008, our newly added production capacities have been running efficiently and we have achieved significant progress in upgrading our product line and distribution structure, therefore adding increased value at every stage of the supply chain.”

May 11, 2009	Zhongpin Q1 Results	page 2

Revenues for the first quarter of 2009 increased 41.5%, to a record $153.8 million from $108.7 million in the first quarter of 2008. Zhongpin’s strong revenue growth during the first quarter was driven by increased demand for high quality pork products, increased production capacity contributed by the Company’s newly added facilities in 2008, and the Company’s growing distribution network. For the quarter, prepared meat products experienced the strongest growth, up 83.3% to $22.0 million from $12.0 million in the first quarter of 2008.  Prepared meat products contributed 14.3% of the total revenue during the quarter, up from 11.0% a year ago. Chilled pork and frozen pork represented 56.1% and 28.6% of total revenue, compared to 50.6% and 37.0% in the first quarter of 2008, respectively.  Revenue from chilled pork increased 56.9% to $86.3 million from $55.0 million in the first quarter of 2008.  Revenue from frozen pork was $44.0 million, up 9.5% from $40.2 million in the first quarter of 2008. Fruits and vegetables accounted for 1.0% of total revenue at $1.5 million, unchanged from the first quarter of 2008.

Revenue from Zhongpin’s retail channels, including showcase stores, network stores and supermarket counters, represented 44.4% of total revenues.  Revenue from retail channels rose 52.5% to $68.3 million, from $44.8 million in the first quarter of 2008.  During the quarter, Zhongpin added 36 new retail outlets, including three new showcase stores, nine new Zhongpin “branded” stores and 24 new supermarket counters, for a total of 3,097 retail outlets. Revenue from food services distributors represented 29.6% of total revenues in the quarter and showed the largest increase in revenue growth year-over-year, up 64.9% to $45.5 million from $27.6 million in the first quarter of 2008. Revenues from restaurants and non-commercial business generated 25.7% of total revenues, up 16.2% to $39.5 million from $34.0 million a year ago. Exports, which represented 0.3% of total revenues, decreased 78.3% to $0.5 million from $2.3 million in the comparable period in 2008. The decline in revenue from exports is attributable to the Company’s decision to reduce export sales as the domestic market presents an attractive growth opportunity in addition to higher gross margins.

Gross profit for the first quarter of 2009 was $19.1 million, up 34.9 % from $14.2 million in the first quarter of 2008. Gross margin was 12.4% in the first quarter of 2009 compared to 13.1% in the first quarter of 2008. The year-over-year decline in gross margin was as a result of increased labor costs due to the new labor law implemented in the PRC and increased depreciation expense associated with the newly built facilities in 2008. The decline was also due to increase in sales of low margin products to capture increased market share and increase capacity utilization level, of new facilities. The Company expects such factors as the increase in pork prices, changes in the Company’s product mix as well as a greater contribution from high margin prepared meat products to improve and enhance the Company’s profitability.

In the first quarter of 2009, general and administrative (“G&A”) expenses were $4.6 million, or 3.0% of total revenues, compared to $4.0 million, or 3.7% of total revenues, for the same quarter last year. G&A expenses in the first quarter of 2009 increased due to higher salary expenses which were partially offset by reduced advertising expenses during the quarter.

Selling expenses for the first quarter of 2009 were $2.8 million, or 1.8% of total revenues, up approximately 40.0% from $2.0 million, or 1.8% of total revenues in the first quarter of 2008. The increase in selling expenses was in proportion to the increase in revenues during the quarter.

May 11, 2009	Zhongpin Q1 Results	page 3

Income from operations in the first quarter of 2009 was $11.7 million, up 49.9 % from $7.8 million in the first quarter of 2008. Operating margin was 7.6% in the first quarter of 2009, compared to 7.2 % in the first quarter of 2008.

Net income for the first quarter of 2009 was $9.7 million, or $0.33 per fully diluted share, compared to $7.3 million, or $0.24 per fully diluted share, for the first quarter of 2008.

Financial Condition

As of March 31, 2009, Zhongpin had $48.0 million in cash and cash equivalents, $19.0 million in long-term debt, excluding the current portion, $173.2 million in total liabilities and working capital of $11.0 million.  Shareholders’ equity stood at $200.6 million as of March 31, 2009 up 5.1% from $190.9 million as of at December 31, 2008.  The Company reported net cash used in operating activities of $18.9 million for the first quarter of 2009, primarily due to higher inventory and purchase deposits for hogs.  As the price of hogs declined 20% during the quarter and the Company expects hog prices to increase by the middle of 2009, Zhongpin made strategic purchases of lower cost inventories to potentially benefit operating results in future quarters.

Recent Events

On April 25, 2009, Zhongpin commenced production at its new fruits and vegetables facility in Changge City, Henan Province bringing the total annual production capacity of fruits and vegetables to 30,000 metric tons, up 138% from the prior 12,600 metric tons capacity. Due to the increased demand for fresh fruits and vegetables in the market the Company expects to ramp up the new facility to its target utilization level in 2009.

On April 27, 2009, Zhongpin announced that the Company's inspection center has received the NCAC certificate from the China National Accreditation Service ("CNAS") for Conformity Assessment.

On April 28, 2009, Zhongpin announced that it began construction of its new pork products facility located in the Jinghai Economic Technical Development Area in Tianjin City. The new facility will add 100,000 metric tons in annual chilled and frozen pork capacity and 36,000 metric tons in annual low temperature prepared meat production capacity. The production lines for chilled and frozen pork products will come on line towards the end of the first quarter of 2010 and will achieve target utilization level by the end of the third quarter of 2010. The prepared meat production line will come on line in the third quarter of 2010 and is expected to reach target utilization level by the end of the fourth quarter of 2010.   The facility will also include a new warehouse and distribution center, and a R&D center.

Business Outlook

Zhongpin’s capacity expansion plans for 2009 include the new pork products facility in Tianjin City, as well as construction of a new prepared meat facility in Changge City.  This new facility will add annual prepared meat production capacity of 36,000 metric tons by the end of the fourth quarter of 2009. The new facility is expected to achieve its target utilization level by the end of the second quarter of 2010.

May 11, 2009	Zhongpin Q1 Results	page 4

Capital expenditures for the next twelve months are expected to be $93.5 million, including the construction of the Company's new pork production facility in Tianjin City and new prepared meat facility in Changge City, as well as the acquisition of land use rights for the new facility in Tianjin which is expected to cost approximately $10 million. Zhongpin believes it has adequate resources available to finance these projects, including anticipated positive cash flow from operations, an adequate cash balance and readily available bank lines of credit.

Zhongpin reaffirms its full year 2009 guidance for revenues to be in the range of $780 million to $810 million with a gross margin of approximately 12.0%, net profit margin of at least 6.0% and fully-diluted earnings per share in the range of $1.50 to $1.63, assuming a fully-diluted share count of 30.7 million shares outstanding.

“While the pork industry experienced a negative impact in April due to the recent H1N1 virus outbreak in North America, we believe this impact will be short-lived.  In fact, as fears surrounding the virus have subsided and consumers are educated that the virus can not be contracted by consuming pork products, we have observed an increase in demand for pork and some firming of pork prices. As a result, we do not expect further negative impact from this issue on our revenue for the second quarter. More importantly, the increased consumer focus on food safety underscore the importance of high quality products and stringent testing procedures which form the basis of our modernized, safe, and hygienic processing facilities,” commented Mr. Zhu.

“We believe that China’s live hog prices and pork prices are close to their bottom and expect an upward trend in the second half of the year as the Chinese economy begins to recover. Our outlook for the long-term potential of China’s meat processing industry remains very positive and we plan to continue to expand our distribution and processing plan to serve this market opportunity and build a leading brand position in the pork category,” announced Mr. Zhu.

Conference Call Information

Management will conduct a conference call at 8:00 a.m. New York City Time on Monday, May 11, 2009 to discuss its 2009 first quarter results.  Hosting the call will be Mr. Sterling Song, Investor Relations Manager of Zhongpin, joined by Mr. Xianfu Zhu, Chairman and Chief Executive Officer, Mr. Baoke Ben, Board Director and Executive Vice President and Mr. Feng Wang, Vice President and Chief Financial Officer of Zhongpin. Zhongpin plans to distribute its earnings announcement earlier that same day. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. When prompted by the operator, mention Conference passcode 43509308. If you are unable to participate in the call at this time, a replay will be available on Monday, May 11, 2009 at 10:00 a.m. New York City Time, through Monday, May 25, 2009. To access the replay, dial 888-286-8010, international callers should dial 617-801-6888, and enter the passcode 27776985.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties at Zhongpin's website at http://www.zpfood.com. To listen to the call please go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

May 11, 2009	Zhongpin Q1 Results	page 5

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables in the PRC. Its distribution network in the PRC spans 20 provinces and 4 cities with special political status, and includes over 3,097 retail outlets. Zhongpin’s export markets include the European Union and Southeast Asia. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by Zhongpin on its conference call in relation to this release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to build and commence the new production facilities according to the timeline described, the expected impact of the N1H1 virus on our future sales revenue, expectations of future consumer demand, ability to prepare the Company for growth, predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but these projections also involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

—Financial tables below—

May 11, 2009	Zhongpin Q1 Results	page 6

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$47,963,950	$41,857,166
Restricted cash	14,909,977	17,040,201
Bank notes receivable	4,023,903	1,268,890
Accounts receivable, net of allowance for doubtful accounts of $1,495,452 and $1,215,901	27,894,066	20,432,752
Other receivables, net of allowance for doubtful accounts of $136,731 and $500,447	873,013	1,907,243
Purchase deposits	26,938,219	10,738,147
Inventories	25,332,125	16,724,217
Prepaid expenses and deferred charges	297,599	360,265
VAT recoverable	9,572,278	7,432,365
Assets held for sale	622,648	623,871
Deferred tax assets	310,446	311,055
Other current assets	127,732	96,402
Total current assets	158,865,956	118,792,574

Property, plant and equipment (net)	196,462,483	169,667,998
Construction in progress	17,804,025	40,773,039
Deferred charges	219,683	231,769
Other non-current assets	411,694	412,503
Total assets	$373,763,841	$329,877,883

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$95,261,780	$67,893,001
Bank notes payable	18,038,590	13,252,180
Long-term loans - current portion	4,534,266	145,671
Accounts payable	11,699,457	9,528,937
Other payables	8,249,556	7,130,384
Accrued liabilities	5,590,452	5,055,660
Deposits from customers	3,065,158	4,331,774
Tax payable	1,308,200	1,382,589
Deferred tax liabilities	94,626	94,812
Total current liabilities	147,842,085	108,815,008

Deposits from customers	2,427,498	2,420,967
Capital lease obligation	3,884,542	4,252,743
Long-term loans	19,043,481	23,475,174

Total liabilities	173,197,606	138,963,892

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 2,094,037 and 2,129,200 shares issued and outstanding	2,094	2,129
Common stock: par value $0.001; 100,000,000 authorized; 27,609,592 and 27,504,918 shares issued and outstanding	27,609	27,505
Additional paid in capital	105,970,620	105,680,772
Retained earnings	75,850,294	66,108,995
Accumulated other comprehensive income	18,715,618	19,094,590
Total equity	200,566,235	190,913,991
Total liabilities and equity	$373,763,841	$329,877,883

May 11, 2009	Zhongpin Q1 Results	page 7

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues
Sales Revenues	$153,849,448	$108,727,750
Cost of sales	(134,705,646)	(94,536,207)
Gross Profit	19,143,802	14,191,543

Operating expenses
General and administrative expenses	(4,608,286)	(3,986,029)
Selling expenses	(2,793,278)	(1,984,233)
Research and development	(30,578)	(418,632)
Amortization of loss from sale-leaseback	(16,657)	—
Total operating expenses	(7,448,799)	(6,388,894)

Income from operations	11,695,003	7,802,649

Other income (expense)
Interest expense	(1,499,520)	(170,487)
Other income (expenses)	168,073	65,893
Exchange gain (loss)	1,333	(23,758)
Government subsidies	94,955	139,544
Total other income (expense)	(1,235,159)	11,192

Net income before taxes	10,459,844	7,813,841
Provision for income taxes	(718,545)	(526,081)

Net income after tax	$9,741,299	$7,287,760

Foreign currency translation adjustment	(378,972)	5,939,494
Comprehensive income	$9,362,327	$13,227,254

Basic earnings per common share	$0.33	$0.28
Diluted earnings per common share	$0.33	$0.24
Basic weighted average shares outstanding	29,486,642	26,208,383
Diluted weighted average shares outstanding	29,609,028	30,748,961

May 11, 2009	Zhongpin Q1 Results	page 8

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$9,741,299	$7,287,760
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	1,801,235	883,113
Amortization	187,858	145,662
Provision for allowance for bad debt	(102,628)	—
Non-cash compensation expense	289,917	404,573

Changes in operating assets and liabilities:
Accounts receivable	(7,783,530)	4,513,744
Other receivables	1,378,559	(2,271,651)
Purchase deposits	(16,221,596)	1,269,671
Prepaid expense	61,962	(99,329)
Inventories	(8,640,944)	2,671,624
Tax refunds receivable	(2,154,544)	1,934,948
Other current assets	(31,519)	—
Deferred charges	11,632	(6,585)
Accounts payable	2,189,263	(408,402)
Other payables	1,131,977	1,410,183
Research and development grants payable	—	10,504
Accrued liabilities	544,581	1,071,048
Taxes payable	(71,681)	—
Deposits from clients	(1,258,162)	4,576,652
Deposits from clients – Long term portion	11,277	—
Net cash provided (used) by operating activities	(18,915,044)	23,393,515

Cash flows from investing activities:
Construction in progress	(2,749,323)	(23,039,757)
Additions to property and equipment	(3,441,307)	(1,560,363)
Additional to intangible assets	—	(355,111)
Proceeds on disposal of fixed assets	—	18,433
Increase in restricted cash	2,096,882	—
Net cash used in investing activities	(4,093,748)	(24,936,798)

Cash flows from financing activities:
Proceeds repayment from (of) bank notes	2,054,947	(1,395,440)
Proceeds from short-term bank loans	52,079,524	15,768,468
Repayment of short-term loans	(24,576,854)	(14,518,378)
Proceeds from capital lease obligation	(359,875)	—
Proceeds from common stock	—	1,236,923
Net cash provided by financing activities	29,197,742	1,091,573

Effects of rate changes on cash	(82,166)	1,770,536
Increase in cash and cash equivalents	6,106,784	1,318,826
Cash and cash equivalents, beginning of period	41,857,166	48,701,536
Cash and cash equivalents, end of period	$47,963,950	$50,020,362

Supplemental disclosures of cash flow information:
Cash paid for interest	1,527,258	901,674
Cash paid for income taxes	753,430	424,919

May 11, 2009	Zhongpin Q1 Results	page 9

	Sales by Division (U.S. dollars in millions) Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Pork and Pork Products:
Chilled pork	$86.3	$55.0
Frozen pork	44.0	40.2
Prepared pork products	22.0	12.0
Vegetables and Fruits:	1.5	1.5
	$153.8	$108.7

	Sales by Distribution Channel (unaudited)
	March 31,		Net Change	Percentage of Change
	2009	2008

Retail channels	$68.3	$44.8	$23.5	52%
Food services distributors	45.5	27.6	17.9	65%
Restaurants and noncommercial	39.5	34.0	5.5	16%
Export	0.5	2.3	(1.8)	(78)%
Total	$153.8	$108.7	$45.1	41%

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